SUB-ADVISORY AGREEMENT


     This Sub-Advisory Agreement (the "Agreement") is entered into by and between LSA Asset Management LLC, a Delaware limited liability company (the "Manager"), and RS Investment Management, L.P. a California limited partnership (the "Adviser").

     WHEREAS, the Manager has entered into an Advisory Agreement, effective October 1, 1999, (the "Advisory Agreement") and attached as Exhibit A to this Agreement, with LSA Variable Series Trust (the "Trust"), pursuant to which the Manager provides portfolio management and administrative services to the RS Investment Management Emerging Growth Domestic Equity Fund (the "Fund").

     WHEREAS, the Manager is authorized, with the approval of the Board of Trustees of the Trust (the "Board" or "Trustees" as the context requires), to retain the Adviser to provide portfolio management and administrative services to the Manager in connection with the management of the Fund.

     WHEREAS, the Manager desires to retain the Adviser to render portfolio management and administrative services in the manner and on the terms set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Manager and the Adviser agree as follows:

1.   SUB-ADVISORY SERVICES.

a. The Adviser shall, subject to the supervision of the Manager and the Board, and in cooperation with any administrator appointed by the Manager (the "Administrator"), manage the investment and reinvestment of the assets of the Fund. The Adviser shall manage the Fund in conformity with: (1) the investment objective, policies and restrictions of the Fund set forth in the Trust's then-current prospectus and statement of additional information relating to the Fund in the form previously provided by the Manager to the Adviser, (2) any additional policies or guidelines established by the Manager or by the Board that have been furnished in writing to the Adviser and (3) the provisions of the Internal Revenue Code of 1986, as amended (the "Code") applicable to "regulated investment companies" (as defined in Section 851 of the Code), all as from time to time in effect (collectively, the "Policies"), and with all applicable provisions of law, including without limitation all applicable provisions of the Investment Company Act of 1940, as amended (the "1940 Act") and the rules and regulations thereunder. Subject to the foregoing, the Adviser is authorized, in its discretion and without prior consultation with the Manager, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Fund, without regard to the length of time the securities have been held and the resulting rate of portfolio turnover or any tax considerations, and the majority or the whole of the Fund may be invested in such proportions of stocks, bonds, other securities or investment instruments, or cash, as the Adviser shall, in its best judgment, determine. Notwithstanding the foregoing provisions of this Section 1.a., however, the Adviser shall, upon written instructions from the Manager, effect such portfolio transactions for the Fund as the Manager shall determine are necessary in order for the Fund to comply with the Policies.

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     b. The  Adviser  shall  furnish  the  Manager  and the  Administrator  with monthly, quarterly and annual reports concerning transactions and performance of the Fund in such form as may be mutually agreed upon, and agrees to review the Fund and discuss the management of the Fund with representatives or agents of the Manager, the Administrator or the Fund at their reasonable request. The Adviser shall permit all books and records with respect to the Fund to be inspected and audited by the Manager and the Administrator at all reasonable times during normal business hours, on reasonable notice. The Adviser shall also provide the Manager, the Administrator or the Fund with such other information and reports as may reasonably be requested by the Manager, the Administrator or the Fund from time to time, including without limitation all material as reasonably may be requested by the Board pursuant to Section 15(c) of the 1940 Act.

     c. Adviser agrees to maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the Fund's investments made by Adviser that are required to be maintained by the Fund pursuant to the requirements of Rule 31 a-1 (b)(5), (6), (7), (9) and (10) under the 1940 Act. Any records required to be maintained and preserved pursuant to the provisions of Rule 31 a-1 and Rule 31 a-2 promulgated under the 1940 Act which are prepared or maintained by Adviser on behalf of the Fund are the property of the Fund and will be surrendered promptly to the Fund or Manager upon request.

     d. The Adviser shall provide to the Manager a copy of its Form ADV as filed with the Securities and Exchange Commission and as amended from time to time and a list of the persons whom the Adviser wishes to have authorized to give written and/ or oral instructions to custodians of assets of the Fund.

     e. The Adviser shall provide the Fund's Custodian (as defined below) on each business day with information relating to all transactions concerning the Fund's assets and shall provide the Manager with such information upon request of the Manager. The Adviser shall review or cause to be reviewed all proxy solicitation materials and be responsible for voting and handling all proxies in relation to the securities held in the Fund. The Adviser shall instruct the Custodian of the Fund and other parties providing services to the Fund to promptly forward misdirected proxy materials to the Adviser.

2.   OBLIGATIONS OF THE MANAGER.

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     a. The Manager  shall  provide (or cause the Fund's  Custodian,  as defined below, to provide) timely information to the Adviser regarding such matters as the composition of assets of the Fund, cash requirements and cash available for investment in the Fund, and all other information as may be reasonably necessary for the Adviser to perform its responsibilities hereunder.

     b. The Manager has furnished the Adviser a copy of the prospectus and statement of additional information of the Trust and agrees during the continuance of this Agreement to furnish the Adviser copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective. No revisions shall be made nor supplements issued regarding the Fund or the Adviser without the prior review and approval of the Adviser. No written materials naming or relating to the Adviser, its employees or its affiliated companies, other than materials provided or approved by the Adviser, shall be used by the Manager, the Fund or their affiliates in offering or marketing shares of the Fund. The Manager agrees to furnish the Adviser with minutes of meetings of the Trustees applicable to the Fund to the extent they may affect the duties of the Adviser, and with copies of any financial statements or reports made by the Fund to its shareholders, and any further materials or information which the Adviser may reasonably request to enable it to perform its functions under this Agreement. Manager agrees to inform Adviser of any and all applicable state insurance law restrictions on investments that operate to limit or restrict the investments the Fund may otherwise make, and to inform Adviser promptly of any changes in such requirements.

     The Manager shall provide the Adviser with a copy of the Trust's agreement with the Custodian designated to hold the assets of the Fund (the "Custodian") and any modifications thereto (the "Custody Agreement"), copies of such modifications to be provided to the Adviser a reasonable time in advance of the effectiveness of such modifications. The assets of the Fund shall be maintained in the custody of the Custodian identified in, and in accordance with the terms and conditions of, the Custody Agreement (or any sub-custodian properly appointed as provided in the Custody Agreement). The Adviser shall have no liability for the acts or omissions of the Custodian unless such act or omission is required by and taken in reliance upon and in accordance with instruction(s) given to the Custodian by a representative of the Adviser properly authorized to give such instruction(s) under the Custody Agreement. Any assets added to the Fund shall be delivered directly to the Custodian.

     The Manager shall perform quarterly and annual tax compliance tests to ensure that the Fund is in compliance with Subchapter M and Section 817(h) of the Code. In connection with such compliance tests, the Manager shall prepare and provide reports to the Adviser within ten (10) business days of a calendar quarter end relating to the diversification of the Fund under Subchapter M and
Section 817(h) of the Code (Manager's "Tax Compliance Reports"). The Adviser shall review such reports for purposes of determining compliance with such diversification requirements. If it is determined that the Fund is not in compliance with the requirements noted above, the Adviser, in consultation with the Manager, will take prompt action to bring the Fund back into compliance within the time permitted under the Code (the Adviser's "Tax Compliance Responsibilities").

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3.   EXPENSES.

     Except for expenses specifically assumed or agreed to be paid by the Adviser pursuant hereto, the Adviser shall not be liable for any expenses of the Manager or the Fund including, without limitation, (a) interest and taxes, (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Fund, and (c) custodian fees and expenses. The Adviser will pay its own expenses incurred in furnishing the services to be provided by it pursuant to this Agreement.

4.   PURCHASE AND SALE OF ASSETS.

     Absent instructions from the Manager to the contrary, the Adviser shall place all orders for the purchase and sale of securities for the Fund with brokers or dealers selected by the Adviser, which may include brokers or dealers affiliated with the Adviser, provided such orders comply with Rule 17e-1 under the 1940 Act. To the extent consistent with applicable law, purchase or sell orders for the Fund may be aggregated with contemporaneous purchase or sell orders of other clients of the Adviser. The Adviser will place orders for the purchase or sale of securities for the Fund with or through brokers and dealers in conformity with the policy with respect to brokerage as set forth in the Trust's then-current prospectus and statement of additional information relating to the Fund, or as the Board of Trustees may direct from time to time.

5.      COMPENSATION OF THE ADVISER.

     As its compensation  hereunder,  Manager will pay to Adviser, within twenty
(20) business days after the end of each month, a fee, calculated daily as a percentage of the average daily net assets of the Fund during that month, at the following annual rate: .64% of the first $100 million in assets; .60% of assets in excess of $100 million, but less than $200 million; and .55% of assets in excess of $200 million.

     For the purpose of accruing compensation, the net assets of the Fund will be determined in the manner provided in the then-current prospectus of the Fund.

     The fee for any period less than one month shall be prorated according to the proportion that such period bears to the full monthly period. In the event of termination of this Agreement, all compensation due to the Adviser through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within fifteen (15) business days of the date of termination.

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6.      NON-EXCLUSIVITY.

     The Manager agrees that the services of the Adviser are not to be deemed exclusive and that the Adviser and its affiliates are free to act as investment manager and provide other services to various investment companies and other managed accounts and clients, except as the Adviser and the Manager may otherwise agree from time to time in writing after the date hereof. This
Agreement shall not in any way limit or restrict the Adviser or any of its directors, officers, employees or agents from buying, selling or trading any securities or other investment instruments for its or their own account or for the account of others for whom it or they may be acting, provided that such activities do not adversely affect or otherwise impair the ability of the Adviser to perform its duties and obligations under this Agreement. The Manager recognizes and agrees that the Adviser may provide advice to or take action with respect to other clients, which advice or action, including the timing and nature of such action, may differ from or be identical to advice given or action taken with respect to the Fund. The Adviser shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

7.   REFERENCE TO MANAGER OR LIFE COMPANY OR TRUST.

     Any materials utilized by the Adviser which contain any information relating to the Manager, a life insurance company's separate account investing in the Fund (including any information relating to any of the life insurance company's separate accounts or variable annuity or variable life insurance contracts) or the Trust shall be submitted to the Manager for approval prior to use, not less than five (5) business days before such approval is needed by the Adviser. No such materials shall be used if the Manager reasonably objects in writing to such use within five (5) business days after receipt of such material.

8.   REFERENCE TO ADVISER OR FUND.

     Any materials utilized by the Manager which contain any information relating to the Adviser or the Fund shall be submitted to the Adviser for approval prior to use, not less than five (5) business days before such approval is needed by the Manager. No such materials shall be used if the Adviser reasonably objects in writing to such use within five (5) business days after receipt of such material.

9.   COMPUTER SYSTEMS.

     Adviser and its affiliates, on the one hand, and Manager and its affiliates on the other hand, represent and warrant to each other that they will use reasonable commercial efforts to (a) review all of their respective hardware and/or software comprising computer systems which will be used in connection with this Agreement (individually, the "Computer System" and collectively, the "Computer Systems") to determine if such Computer Systems are Year 2000
Compliant  (as  defined  below),  (b) render  such  Computer  Systems  Year 2000
Compliant prior to any part of such Computer Systems suffering a material malfunction due to its not being made Year 2000 Compliant on a timely basis, and
(c) jointly test any interfaces between Adviser and its affiliates' Computer System and Manager and its affiliates' Computer System so as to determine that they are capable of interfacing without material malfunctions. In the event that any portion of such Computer System materially malfunctions due to the failure to be made Year 2000 Compliant on a timely basis, the party responsible for operating and/or maintaining such Computer System shall use good faith efforts to correct the malfunction and render the relevant portion of the Computer
System Year 2000 Compliant in order to mitigate the damages from such malfunction and to avoid any further material malfunction. Adviser and its affiliates and manager and its affiliates represent and warrant to each other that they have devoted sufficient resources in terms of funding personnel and project time to satisfy their respective obligations under this warranty.

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     For the purpose of this  Section 9, "Year 2000  Compliant"  shall mean that the referenced Computer System will correctly differentiate between years, in different centuries, that end in the same two digits, and will accurately process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into, and between the centuries including leap year calculations, provided that any hardware or software not being operated and/or maintained as part of the referenced Computer System, is itself Year 2000 Compliant.

10.  INDEMNIFICATION.

     a. The Manager shall indemnify and hold harmless the Adviser, its officers and directors and each person, if any, who controls the Adviser within the meaning of Section 15 of the Securities Act of 1933 (the "1933 Act") ("Affiliates") against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith) ("Liabilities") arising out of any service, other than as provided in paragraph (b) of this Section 10, to be rendered under this Agreement except by reason of willful misfeasance, bad faith or gross negligence in the performance of Adviser's duties.

     b. With regard to the Adviser's Tax Compliance Responsibilities as set forth in Section 2, the Manager shall not indemnify and hold harmless Adviser for Adviser's not taking any corrective action required to be taken based on consultations with Manager; however, if any Tax Compliance Report is not properly prepared by Manager which gives rise to the liabilities, Manager shall indemnify Adviser with respect to such liabilities.

     c. The Adviser shall indemnify and hold harmless the Manager and its Affiliates and each person, if any, who controls the Manager within the meaning of Section 15 of the 1933 Act, Allstate Life Insurance Company and its Affiliates (collectively, the "Life Company") against any Liabilities arising out of any service to be rendered under this Agreement with respect to the Adviser's willful misfeasance, bad faith or gross negligence in the performance of its duties under this Agreement, and further, with regard to the Adviser's Tax Compliance Responsibilities, shall indemnify Manager, Affiliates, and the Life Company for any Liabilities resulting from Adviser's not taking any appropriate corrective action required to be taken based on Adviser's consultations with Manager. The Adviser and its Affiliates will not be liable to Manager for any Liabilities relating to the failure of Manager or its Affiliates to comply with this Agreement and/or any applicable insurance laws and rules (including the failure of Manager to advise Advisor of any insurance related restrictions as described in paragraph 2 hereof), or as a result of any error of judgment or mistake of law, except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services.

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11.  EFFECTIVE DATE AND TERMINATION.

     a. This Agreement shall become effective as of October 1, 1999, and shall continue in effect for a period more than two years from the date of execution only so long as such continuance is specifically approved by the Trustees at the times and in the manner required by Section 15(a) and (c) of the 1940 Act and the rules thereunder.

     b. The Manager or Trustees may at any time, terminate this Agreement on sixty (60) days' written notice to the Adviser. Pursuant to an Order of the Commission, the Manager may engage an adviser without first obtaining approval of the investment advisory agreement by a majority of the outstanding voting securities of the Fund. This Agreement shall become effective upon its approval by the Board. The Adviser shall be without any benefit accruing as a result of shareholder approval of an investment adviser's receipt of compensation under
Section 36(b) of the 1940 Act.

     c. This Agreement shall automatically terminate in the event of its assignment or upon the termination of the Advisory Agreement.

     d. The Adviser on sixty (60) days' written notice to the Manager may terminate this Agreement.

     Termination of this Agreement pursuant to this Section 11 shall be without the payment of any penalty.

12.  AMENDMENT.

     This Agreement may be amended at any time by mutual consent of the parties, provided that, if required by law, such amendment shall also have been approved by vote of a majority of the outstanding voting securities of the Fund and by vote of a majority of the Trustees who are not interested persons of the Fund, the Manager or the Adviser, cast in person at a meeting called for the purpose of voting on such approval.

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13.  DEFINITIONS.

     For the purpose of this Agreement, the terms "vote of a majority of the outstanding voting securities," "interested person," "affiliated company" and "assignment" shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act.

14.  GENERAL.

     a. The Adviser may perform its services through an affiliated company, employee, officer or agent, and the Manager shall not be entitled to the advice, recommendation or judgment of any specific person; provided, however, that the persons identified in the then-current prospectus of the Fund shall perform the Fund management duties described therein until the Adviser notifies the Manager that one or more other affiliates, employees, officers or agents identified in such notice shall assume such duties as of a specific date.

     b. If any term or provision of this Agreement or the application thereof to any person or circumstances is held to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

     c. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Illinois.

15.  CONFIDENTIALITY.

     All information and advice by Adviser for the Fund will be treated as confidential by Manager and will not be disclosed to third parties without Adviser's prior written consent except as required by law.

16.  USE OF ADVISER NAME.

     The Manager agrees that if this Agreement is terminated and the Adviser or an affiliate thereof shall no longer be the Adviser to the Fund, the Manager will change the name of the Fund to delete any reference to "RS Investment Management."

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     IN  WITNESS  WHEREOF,   the  parties  have  caused  their  respective  duly
authorized officers to execute this Agreement on this 30th day of September, 1999, effective October 1, 1999.

LSA ASSET MANAGEMENT LLC
By:     /s/ John Hunter
        ---------------
Name:   John Hunter
Title:  President

RS INVESTMENT MANAGEMENT, L.P.
By:     /s/ Steven Cohen
        ----------------
Name:   Steven Cohen
Title:  Chief Financial Officer


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                                   EXHIBIT A


        [MANAGEMENT AGREEMENT BETWEEN LSA VARIABLE SERIES TRUST AND LSA ASSET MANAGEMENT LLC, EFFECTIVE OCTOBER 1, 1999, IS INCORPORATED
                              HEREIN BY REFERENCE]


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